State of Delaware Secretary of State Division of Corporations Delivered 06:08 PM 07/19/2010 FILED 05:59 PM 07/19/2010 SRV 100753867 — 4186079 FILE	Exhibit 3.162
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PWP HOLDINGS, INC.
     PWP Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is PWP Holdings, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 12, 2006.
     2. This Fourth Amended and Restated Certificate of Incorporation further restates and integrates and amends the provisions of the Third Amended and Restated Certificate of the corporation, filed on March 31, 2009. This Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the Stockholders of the corporation.
     3. Pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware, this Fourth Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this corporation.
     4 The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
     5. The nature of the business or purposes to be conducted or promoted by the Corporation are is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”);
     6. The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, at $.0l par value per share.
     7. The corporation is to have perpetual existence.
     8. In furtherance and not in limitation of the powers conferred by the DGCL, the board of directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation.
     9. Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the By-Laws of the Corporation. Elections of directors of the Corporation need not be by written ballot unless the By-Laws of the Corporation so shall provide.

     10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred herein upon stockholders of the Corporation are granted subject to this reservation.
     11. (a) A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, as it may from time to time be amended, or any successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit.
          (b) The Corporation shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by the DGCL, any person who is or was a party, or is or was threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the sole discretion of the board of directors of the Corporation, may so indemnify a person who is or was a party, or is or was threatened to be made a party, to any such action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was servicing at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify a director or officer of the Corporation in connection with an action, suit or proceeding initiated by such person only if such action suit or proceeding was authorized by the board of directors of the Corporation. Such indemnification is not exclusive of any other right to indemnification provided by the DGCL or otherwise. The right to indemnification conferred by this Article 11(b) shall be deemed to be a contract between the Corporation and each person referred to herein.
          (c) No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendments.
     12. The effective date of filing of this certificate for accounting purposes is April 1, 2010.
     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the lst day of July, 2010.

PWP HOLDINGS, INC.
By:	/s/ Peter J. Lazaredes
	Name:	Peter J. Lazaredes
	Title:	President